EXHIBIT 99.4
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                          AMERICAN BINGO & GAMING CORP.

                             ANNOUNCES BOARD CHANGES
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JULY  30,  1998  -  WEST COLUMBIA, SOUTH CAROLINA. AMERICAN BINGO & GAMING CORP.
(NASDAQ:BNGO) Andre' Hilliou, Chairman of the Board and CEO of American Bingo & Gaming Corp. announced today that Randall J. Fein resigned from the Board of Directors at a meeting of the Board held earlier today. Mr. Hilliou thanked Mr. Fein for his dedication and service to American Bingo & Gaming during this important period in the Company's transition to a new management team.

During the Board meeting, the Board elected three new members to the Board to fill vacancies. The new members of the Board include James L. Hall, Grover C. Seaton III, and A. Joe Willis.

Mr. Hall was born in Lafayette, Virginia on December 15, 1940. He received a Bachelor of Science in Business in 1963 from Virginia Tech. Mr. Hall joined the armed forces upon graduation from college and served five years with the Air Force, reaching the rank of Captain. Upon leaving the Air Force, Mr. Hall served 25 years with AT&T and Bell Atlantic. His last position was with Bell Atlantic as Director of Operations for western Virginia. Mr. Hall has attended executive development classes at The Wharton School of the University of Pennsylvania and the Darden Graduate School of Business Administration of the University of Virginia. Mr. Hall is a Director of the Virginia Red Cross, Past President of the Cattlemen's Association as well as President and Director of Southwestern Telco Federal Credit Union.

     Mr. Seaton was born in Wilmington, North Carolina, on September 13, 1942. He received a Bachelor of Arts from the University of North Carolina in 1966 and a Master of Arts from the University of South Carolina in 1969. He received a Juris Doctor from the University of South Carolina in 1971. He is currently the Senior Partner of Seaton & Manley, P.C., a law firm located in Moncks Corner, South Carolina. Mr. Seaton is a member of the South Carolina Bar Association and is admitted to practice before the U.S. District Court, the Fourth Circuit Court of Appeals and the United States Supreme Court. Mr. Seaton is a founding member of the National College for DUI Defense at the Harvard Law School. He is also a founding member of the South Carolina Association of Criminal Defense Lawyers.

Mr. Willis was born in Harman, Virginia on January 20, 1939. He received his Doctor of Chiropractic from Palmer College of Chiropractic in 1960, and his B.A. in 1978 from New College of Chiropractic. Mr. Willis is currently the President of Willis Chiro Med, which owns over 30 chiropractic clinics in South Carolina, North Carolina and Idaho. He is a delegate to, and member of, the American Chiropractic Association, a member of the

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Board  of  Directors  of the South Carolina Chiropractic Association and a state delegate to the Chiropractic Rehabilitation Association. Mr. Willis was the South Carolina Chiropractor of the Year in 1996. Mr. Willis also serves on the Board of Directors of the South Carolina Policy Council.

Mr. Hilliou stated that he is encouraged by the strength and experience of the new Board members and looks forward to their valuable contributions to the Company.

Also  at  the  Board  meeting,  the  Board elected the following officers of the
Company: Andre' Hilliou - Chairman of the Board, President and CEO, George Harrison, Jr. - Vice President, Michael Mims - Vice President, and Richard M. Kelley - Secretary and Treasurer. The Board thanked Mr. Harrison for his valuable service during the past four months as the Chairman of the Board during the Company's critical transition period.

The Company's corporate headquarters are located in West Columbia, South Carolina. American Bingo & Gaming Corp. is a market leader in the $14 billion non-casino gaming market and $6 billion North American charitable bingo market. The Company generates a majority of its revenues from video gaming operations in South Carolina and also earns revenues from bingo centers in Texas, Alabama and South Carolina. Except for historical information contained herein, certain matters set forth in this press release are forward looking statements that are subject to substantial risks and uncertainties, including government regulation and taxation, customer attendance and spending, competition, general economic conditions, and other risks detailed in the Company's SEC reports.

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CONTACT:
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ANDRE'  M.  HILLIOU
CHAIRMAN  OF  THE  BOARD
CHIEF  EXECUTIVE  OFFICER,  AND  PRESIDENT
(803)  796-7875
www.ambingo.com
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